                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                (INCLUDING THE PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                        KASH N' KARRY FOOD STORES, INC.

                                       AT

                              $26.00 NET PER SHARE

                                       BY

                             KK ACQUISITION CORP.,

                A WHOLLY OWNED SUBSIDIARY OF FLI HOLDING CORP.,

                          A WHOLLY OWNED SUBSIDIARY OF

                                FOOD LION, INC.

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

           12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 13, 1996,

                         UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF KASH N' KARRY FOOD STORES, INC. (THE "COMPANY") HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS (THE "STOCKHOLDERS"), HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, THE STOCKHOLDERS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED BELOW), AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. SEE INTRODUCTION AND SECTIONS 1, 14 AND 15 OF THIS OFFER TO PURCHASE (THE "OFFER TO PURCHASE").

    FOOD LION, INC. AND KK ACQUISITION CORP. HAVE ENTERED INTO A STOCKHOLDERS AGREEMENT WITH CERTAIN STOCKHOLDERS OF THE COMPANY, PURSUANT TO WHICH, AMONG OTHER MATTERS, SUCH STOCKHOLDERS HAVE AGREED TO TENDER IN THE OFFER, AND KK ACQUISITION CORP. HAS THE RIGHT TO ACQUIRE, UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE STOCKHOLDERS AGREEMENT, APPROXIMATELY 67.1 PERCENT OF THE COMPANY'S OUTSTANDING SHARES.
                            ------------------------

                                   IMPORTANT

    Any Stockholder desiring to tender all or any portion of such Stockholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (ii) request such Stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Stockholder. Any Stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Stockholder desires to tender such Shares.

    A Stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent, the Dealer Manager or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                             CHASE SECURITIES INC.
                                270 Park Avenue
                            New York, New York 10017
                           Telephone: (212) 270-0892

November 15, 1996

                               TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                               -----------

INTRODUCTION           ......................................................................................       3

               1.      Terms of the Offer....................................................................           5

               2.      Acceptance for Payment and Payment for Shares.........................................           7

               3.      Procedures for Accepting the Offer and Tendering Shares...............................           8

               4.      Withdrawal Rights.....................................................................          11

               5.      Certain Federal Income Tax Consequences...............................................          12

               6.      Price Range of Shares; Dividends......................................................          13

               7.      Certain Information Concerning the Company............................................          13

               8.      Certain Information Concerning Purchaser, Holding and Parent..........................          16

               9.      Financing of the Offer and the Merger.................................................          18

              10.      Background of the Offer; Contacts with the Company; the Merger Agreement; the
                         Stockholders Agreement..............................................................          19

              11.      Purpose of the Offer; Plans for the Company After the Offer and the Merger............          28

              12.      Dividends and Distributions...........................................................          30

              13.      Effect of the Offer on the Market for the Shares, Exchange Listing and Exchange Act
                         Registration........................................................................          30

              14.      Certain Conditions of the Offer.......................................................          32

              15.      Certain Legal Matters and Regulatory Approvals........................................          34

              16.      Fees and Expenses.....................................................................          35

              17.      Miscellaneous.........................................................................          36

       Schedule I      Directors and Executive Officers of Parent, Holding, Purchaser and Delhaize...........

To the Holders of Common Stock of Kash n' Karry Food Stores, Inc.

                                  INTRODUCTION

    KK Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware ("Purchaser") and a wholly owned subsidiary of, FLI Holding, Inc., a corporation organized and existing under the laws of the State of Delaware ("Holding"), and a wholly owned subsidiary of Food Lion, Inc., a corporation organized and existing under the laws of the State of North Carolina ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Company Common Stock"), of Kash n' Karry Food Stores, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), including the Preferred Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, as amended, dated as of April 13, 1995, between the Company and Fleet National Bank (successor in interest to Shawmut Bank Connecticut, N.A.) (the "Rights Agreement"), at a price of $26.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, constitute the "Offer" and the net per Share price paid shall be referred to herein as the "Offer Price"). All references herein to the Rights include all benefits which may inure to Stockholders pursuant to the Rights Agreement, and unless the context requires otherwise, shares of Company Common Stock together with the Rights are herein referred collectively to as the "Shares."

    Tendering Stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer or in connection with the Merger. However, any tendering Stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included with the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such Stockholder or other payee pursuant to the Offer. See
Section 3. Purchaser will pay all charges and expenses of Chase Securities Inc. ("Chase Securities"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the depositary (the "Depositary") and Georgeson & Company Inc. which is acting as the information agent (the "Information Agent") incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE STOCKHOLDERS, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, THE STOCKHOLDERS AGREEMENT (EACH AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    PAINEWEBBER INCORPORATED ("PAINEWEBBER"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE COMPANY'S BOARD OF DIRECTORS ITS WRITTEN OPINION THAT THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS IN THE OFFER AND THE MERGER IS FAIR TO SUCH STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. A COPY OF THE OPINION OF PAINEWEBBER, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY PAINEWEBBER, IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS HEREWITH.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST

A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 14.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 31, 1996 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation of the Merger (the "Surviving Corporation") and will become an indirect wholly owned subsidiary of Parent.

    The Company has informed Purchaser that, at the close of business on October 31, 1996, 4,674,314 shares of Company Common Stock were issued and outstanding and approximately 330,938 shares of Company Common Stock were reserved for issuance pursuant to outstanding stock options granted by the Company to key employees, directors and Green Equity Investors, L.P. (the "Company Stock Options").

    As an inducement and a condition to entering into the Merger Agreement, Parent required the principal stockholders of the Company (referred to individually as a "Selling Stockholder" and collectively as the "Selling Stockholders," all of whom are listed in Section 10 below), and the Selling Stockholders agreed, to enter into a Stockholders Agreement, dated October 31, 1996 (the "Stockholders Agreement"). Pursuant to the Stockholders Agreement, the Selling Stockholders agreed to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer an aggregate of 3,134,942 Shares (or approximately sixty-seven and one-tenth percent (67.1%) of the outstanding Shares) that are owned by them (the "Option Shares"). The tender of the Option Shares by the Selling Stockholders will be sufficient to satisfy the Minimum Condition. Pursuant to the Stockholders Agreement, Purchaser has the right to acquire from the Selling Stockholders all of the Option Shares under certain other circumstances. See Section 10.

    The Company has informed Purchaser that each of the Company's directors and executive officers intends to tender into the Offer all Shares owned by him or her on the date hereof or acquired by him or her prior to the Expiration Date (as defined below) and that, as of the date hereof, such persons owned an aggregate of 19,126 Shares (excluding Option Shares), representing less than one-half of one percent of the outstanding Shares.

    At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company (collectively, "Ineligible Shares"), and other than Shares held by Stockholders who shall have demanded and properly perfected appraisal rights, if any, under the DGCL) will be cancelled and converted automatically into the right to receive $26.00 (or any greater amount paid pursuant to the Offer) in cash, without interest (the "Merger Consideration") and less any required withholding taxes. The Merger Agreement is more fully described in Section 10.

    The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Parent shall be entitled, subject to applicable law, to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Parent representation on the Board equal to the product of the number of directors on the Board multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Parent's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the requisite vote or consent of the Stockholders. See
Section 11. If at least 90% of the outstanding Shares are acquired in the Offer, Purchaser will be able to effect the Merger pursuant to Section 253 of the DGCL without prior notice to, or any action or vote by, any other Stockholder. In that event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. If at least 90% of the outstanding Shares are not acquired in the Offer, the Company will furnish the Stockholders a proxy or information statement containing detailed information concerning the Merger and will either call a special meeting to vote on the Merger or solicit consents for the purpose of approving the Merger. In the event of a Stockholders' vote or consent to approve the Merger, Purchaser will vote all Shares acquired pursuant to the Offer in favor of the Merger. Under the Company's certificate of incorporation and the DGCL, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger (unless the Company is being merged with a company holding at least 90% of the Shares). Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the affirmative vote of any other Stockholder. Under the Stockholders Agreement, approximately sixty-seven and one-tenth percent (67.1%) of the outstanding Shares are required to be tendered by the Selling Stockholders into the Offer.

    Prior to the execution of the Merger Agreement and the Stockholders Agreement, the Rights Agreement was amended by a Second Amendment to Rights Agreement dated as of October 30, 1996, to enable Parent and Purchaser to enter into the Merger Agreement and consummate the transactions contemplated thereby without triggering the right to exercise the Rights under the Rights Agreement, which exercise would substantially dilute Purchaser's holdings of shares of the Company Common Stock.

    The Merger Agreement and Stockholders Agreement are more fully described in
Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer, and the exchange of Shares for the Merger Consideration pursuant to the Merger, are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, in the event the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and pay for, all Shares that are validly tendered prior to the Expiration Date and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight New York City time, on December 13, 1996, unless and until Purchaser, in accordance with the terms and conditions of the Offer and the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. As used in this Offer to Purchase, "business day" shall have the meaning set forth in Rule 14d-1(c)(6) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    The Offer is subject to the conditions set forth in Section 14 (the "Conditions"), including satisfaction of the Minimum Condition and the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Pursuant to the Merger Agreement, the Purchaser, subject to the terms and conditions of the Offer, may extend the period of time during which the Offer is open (i) for any period to the extent required by law or by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer and (ii) for one or more periods of not more than five (5) business days each, but in no event for more than a total of twenty (20) business days if, following the satisfaction or waiver of each of the Conditions, Shares constituting less than 90% of the Shares have been validly tendered and not properly withdrawn pursuant to the Offer; provided, that, the closing of the Offer shall occur on or before December 24, 1996 if all of the Conditions have been satisfied or waived prior to such date. In the event Purchaser is unable to consummate the Offer on or prior to the expiration date of the Offer due to the failure of any Condition, Parent shall cause Purchaser to, and Purchaser shall extend the Offer until the earlier of (A) February 28, 1997 and (B) such time as such condition is satisfied or waived; provided, that Purchaser may, but is not obligated to, extend the Offer if either (x) the Company is in breach in any material respect of its covenants, agreements, representations or warranties contained in the Merger Agreement (without reference to any materiality qualifications contained therein) or (y) there is a reasonable likelihood that one or more of the Conditions cannot be satisfied on or before February 28, 1997.

    Subject to the foregoing and to applicable law (including the regulations of the Commission), Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, subject to the terms of the Merger Agreement and regardless of whether or not any of the events in Section 14 shall have occurred or shall have been determined by Purchaser to have occurred (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, (ii) to terminate the Offer by giving oral or written notice of such termination to the Depositary, and (iii) to waive any Conditions or otherwise amend the Offer in any respect, by giving oral or written notice to the Depositary. There can be no assurance, however, that Purchaser will exercise its rights to extend the Offer. Any extension, delay in payment, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Purchaser acknowledges that (A) Rule 14e-1(c) under the Exchange Act, requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (B) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the Conditions without extending the period of time during which the Offer is open. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    Pursuant to the terms of the Merger Agreement, without the prior written consent of the Company, Purchaser will not (and Parent will cause Purchaser not to) (i) decrease or change the form of consideration payable in the Offer or decrease the number of Shares sought pursuant to the Offer, (ii) change or impose additional conditions to the Offer, (iii) extend the Expiration Date (except as required by law and except as described in the preceding two paragraphs), (iv) waive the Minimum Condition or any condition relating to the expiration of the HSR Act, or (v) amend any term of the Offer in any manner adverse to holders of Shares; provided, however, that, except as set forth above and subject to applicable legal requirements, Purchaser may waive any other Condition in its sole discretion; and provided, further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with the applicable rules and regulations of the Commission. Assuming the prior satisfaction or waiver of the Conditions, Purchaser will accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the Expiration Date.

    The Commission has announced that, under its interpretation of Rules 14d-4(c) and 14d-6(d) under the Exchange Act, material changes in the terms of a tender offer or information concerning a tender offer may require that the tender offer be extended so that it remains open a sufficient period of time to allow security holders to consider such material changes or information in deciding whether or not to tender or withdraw their securities. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. If Purchaser decides to increase or, subject to the consent of the Company, to decrease, the consideration in the Offer, to make a change in the percentage of Shares sought, or to change or waive the Minimum Condition and if, at the time that notice of any such change is first published, sent or given to Stockholders, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of that notice, the Offer will be extended at least until the expiration of ten business days.

    On November 1, 1996, Etablissements Delhaize Freres et Cie "Le Lion" S.A., the owner of approximately 52%(1) of the voting stock of Parent ("Delhaize"), and the Company, each, filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act (each a "Premerger Notification"). Absent any action by the FTC or the Antitrust Division, the applicable waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on December 1, 1996. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information from Delhaize and/or the Company. If such a request is made, the waiting period will expire at 11:59 p.m., New York City time, on the twentieth calendar day after substantial compliance by Delhaize and/or the Company with such a request. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. See
Section 15 for additional information regarding the HSR Act.

    The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, in the event the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the later to occur of (i) the Expiration Date, and (ii) the satisfaction or waiver of the Conditions. Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance of payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law. See Section 15.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, together, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guaranties or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal. See Section 3.

------------------------

(1) Includes shares held of record by Delhaize's wholly owned subsidiary, Delhaize The Lion America, Inc., a Delaware corporation.

    The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (i) such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, (ii) such participant has received and agrees to be bound by the terms of the Letter of Transmittal and, (iii) Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering Stockholders whose Shares have been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise provided by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the purchase price for tendered Shares be paid, regardless of any delay in making such payment.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering Stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay the increased consideration for all the Shares purchased pursuant to the Offer (including the Option Shares), whether or not the Shares were tendered prior to the increase in consideration.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, either (i) a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guaranties or an Agent's Message in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (a) certificates representing Shares must be received by the Depositary at any such address prior to the Expiration Date or
(b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date, or (ii) the tendering Stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guaranties, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTIES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

    If a Share Certificate is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's Share Certificates evidencing such Shares are not immediately available or such Stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such Stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form attached hereto as an exhibit, is received by the Depositary prior to the Expiration Date as provided below; and

       (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guaranties (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of

    Transmittal are received by the Depositary within three NASDAQ National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guaranty by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guaranties (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject (i) any and all tenders determined by it not to be in proper form and (ii) the acceptance for payment of, or the payment for Shares, which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity, in the tender of any Shares of any particular Stockholder, whether or not similar defects or irregularities are waived in the case of any other Stockholder or Stockholders. Subject to the Merger Agreement, Purchaser also reserves the absolute right to waive any or all of the Conditions to the Offer. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Holder, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above, a tendering Stockholder irrevocably appoints designees of Purchaser as such Stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after October 31, 1996). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such Stockholder (other than the proxies of the Selling Stockholders given pursuant to the Stockholders Agreement) with respect to such Shares (and such other Shares and securities issued in respect of such purchased Shares) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consent executed by such Stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such Stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's Stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the absolute right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment for such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares.

    OTHER REQUIREMENTS. A tender of Shares pursuant to any of the procedures described above will constitute the tendering Stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering Stockholder's representation and warranty to Purchaser that the Stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31 PERCENT OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH TENDERING STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL. SEE SECTION 5.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except as provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 14, 1997. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    The reservation by Purchaser of the right to delay the acceptance for purchase of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method described in the first sentence of this paragraph. All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties.

    No withdrawal of Shares shall be deemed to have been made until all defects and irregularities have been cured or waived. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Holding, Parent, the Dealer Manger, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative rulings and practice. Legislative, judicial or administrative changes or interpretations are subject to change, possibly on a retroactive basis, at any time and therefore could alter or modify the statements and conclusions set forth below. It is assumed that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code (i.e., property held for investment). This discussion does not address all aspects of federal income taxation that may be relevant to a particular Stockholder in light of such Stockholder's personal investment circumstances, or those Stockholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to Stockholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state, local or estate and gift taxation that may be applicable to a Stockholder.

    CONSEQUENCES OF THE OFFER AND THE MERGER TO STOCKHOLDERS. The receipt of the Offer Price or the Merger Consideration, as the case may be (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights), will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a Stockholder will recognize gain or loss equal to the difference between his adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss, if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

    BACKUP TAX WITHHOLDING. Under the Code, a Stockholder may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the Stockholder (i) fails to furnish his social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (ii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Stockholder should consult with his own tax advisor as to his qualifications for exemption from withholding and the procedure for obtaining such exemption.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION,

INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, AND FOREIGN CORPORATIONS.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR RESPECTIVE TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

    6. PRICE RANGE OF SHARES; DIVIDENDS. According to information provided by the Company: (i) the Shares have principally traded on the NASDAQ National Market since March 4, 1996; and the Shares were principally traded over the counter and prices were quoted on the NASDAQ Small Cap Market from March 2, 1995 through March 3, 1996, in both instances under the symbol "KASH"; and (ii) prior to March 2, 1995, there was no established public trading market for the Shares. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NASDAQ National Market and the high and low bid price per share as quoted by the NASDAQ Small Cap Market, as applicable:

QUARTERS                                                                       HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
Fiscal 1995
    Third Quarter..........................................................  $   13.33  $   12.17
    Fourth Quarter.........................................................      23.50      12.75
Fiscal 1996
    First Quarter..........................................................      29.50      21.50
    Second Quarter.........................................................      26.88      21.50
    Third Quarter..........................................................      25.63      19.63
    Fourth Quarter.........................................................      29.75      21.63
Fiscal 1997
    First Quarter..........................................................      28.63      20.00

    Over-the-market quotations on the NASDAQ Small Cap Market reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. In addition, these share prices have been adjusted to reflect the 3-for-2 stock split effected in the form of a stock dividend paid on July 17, 1995.

    No cash dividends have been declared or paid on the Shares during the two most recently concluded years or during the current fiscal year. The Merger Agreement prohibits the Company from declaration or payment of dividends until the consummation of the Offer.

    On October 31, 1996, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing price per Share as reported on the NASDAQ National Market was $24.00. On November 14, 1996, the last full trading day prior to the date of this Offer to Purchase, the closing price per Share as reported on the NASDAQ National Market was $25.63.

    STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY.

    GENERAL. The Company is a corporation organized and existing under the laws of the state of Delaware with its principal executive offices located at 6422 Harney Road, Tampa, Florida 33610. The Company is a food retailer in west central Florida, operating 93 multi-department supermarkets, five conventional supermarkets and 35 liquor stores under the "Kash n' Karry" name and two super warehouse stores under the "Save 'n Pack" name, all supported by a centrally-located warehouse and distribution facility.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended July 28, 1996 (the "Form 10-K"). More comprehensive financial information is included in such report, and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such report and other documents, including the financial statements and related notes contained therein. Such report and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below under "Available Information."

                        KASH N' KARRY FOOD STORES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             REORGANIZED COMPANY                     PREDECESSOR COMPANY
                                           ------------------------  ----------------------------------------------------
                                                                                            FISCAL YEAR ENDED
                                             52 WEEKS     30 WEEKS    22 WEEKS           SUNDAY NEAREST JULY 31,
                                              ENDED        ENDED       ENDED     ----------------------------------------
                                             7/28/96      7/30/95      1/1/95        1994          1993          1992
                                           ------------  ----------  ----------  ------------  ------------  ------------
Income Statement Data:
  Total revenue..........................    $1,021,667    $599,320  $  426,681  $  1,065,165  $  1,086,125  $  1,071,038
  Operating income.......................        31,844      22,635       6,826         7,495        31,337        37,568
  Earnings (loss) before reorganization
    items, income taxes, extraordinary
    item, and change in accounting
    principles...........................         6,103       6,825      (6,893)      (37,895)      (11,920)       (7,301)
  Net earnings (loss)....................         1,974       3,143      56,404       (37,895)      (11,920)       (7,301)
  Earnings per share(1)..................         $0.41       $0.67      --           --            --            --
Average number of common and common
  equivalent shares outstanding..........     4,780,810   4,712,021      --           --            --            --

------------------------

(1) Earnings per share are not meaningful prior to January 1, 1995 due to the significant change in the capital structure in connection with the restructuring of the Company.

                                                        REORGANIZED COMPANY           PREDECESSOR COMPANY
                                                       ----------------------  ----------------------------------
                                                         FISCAL YEAR ENDED          FISCAL YEAR ENDED SUNDAY
                                                       SUNDAY NEAREST JULY 31           NEAREST JULY 31
                                                       ----------------------  ----------------------------------
                                                          1996        1995        1994        1993        1992
                                                       ----------  ----------  ----------  ----------  ----------
Balance Sheet Data:
  Current assets.....................................  $  116,420  $  102,457  $  103,835  $  121,569  $  110,312
  Total assets.......................................  $  368,625  $  373,572  $  389,893  $  423,208  $  399,419
  Current Liabilities................................  $   85,356  $   89,293  $  116,582  $  102,432  $   84,281
  Long term debt,
    excluding current
    installments.....................................  $  215,464  $  218,131  $  317,381  $  329,262  $  310,404
  Other long term
    obligations......................................  $   15,949  $   16,510  $   12,334  $   10,023  $   11,323
  Stockholders' equity
    (deficit)........................................  $   51,856  $   49,638  $  (61,054) $  (23,159) $  (11,239)

    In connection with Parent's and Purchaser's review of the Company and in the course of the negotiations among Parent, Purchaser and the Company described in
Section 10, the Company provided Parent with certain business and financial information which Parent and Purchaser believe is not publicly available, including, among other things, financial projections for fiscal 1997 prepared by management of the Company in order to formulate a business plan for 1997 (the "Projections"). The Projections do not take into account any of the potential effects of the transactions contemplated by the Offer and/or the Merger.

    According to the Projections, the Company and its financial advisor estimated that the Company will have sales of $1.046 billion and earnings before interest, taxes, depreciation and amortization of $58.8 million for the Company's 1997 fiscal year.

    THE COMPANY DOES NOT, AS A MATTER OF COURSE, MAKE PUBLIC ANY PROJECTIONS AS TO FUTURE PERFORMANCE OR EARNINGS, AND THE PROJECTIONS SET FORTH ABOVE ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THE INFORMATION WAS PROVIDED TO PURCHASER AND PARENT. THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR FOR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THE COMPANY HAS ADVISED PURCHASER AND PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. NONE OF THE COMPANY, PURCHASER OR PARENT OR THEIR RESPECTIVE FINANCIAL ADVISORS OR ANY OR THEIR RESPECTIVE DIRECTORS OR OFFICERS ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF ANY OF THE PROJECTIONS. BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE COMPANY'S, PURCHASER'S AND PARENT'S CONTROL, THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED. ACCORDINGLY, IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED.

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the NASDAQ National Market and such reports and other information can be inspected and copied at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents on file with the Commission and other publicly available information. Although Purchaser, Holding and Parent do not have any knowledge that any such information is untrue, neither Purchaser, Holding nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

    8. CERTAIN INFORMATION CONCERNING PURCHASER, HOLDING AND PARENT. Purchaser is a newly incorporated corporation organized and existing under the laws of the State of Delaware, organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned directly by FLI Holding Corp., a Delaware corporation and a newly formed wholly owned subsidiary of Parent. The principal offices of Purchaser and Holding are located at 2110 Executive Drive, Salisbury, North Carolina 28145.

    Until immediately prior to the time that Purchaser purchases Shares pursuant to the Offer, it is not anticipated that either Holding or Purchaser will have any significant assets or liabilities or engage in activities other than those incident to formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser and Holding are newly formed and have minimal assets and capitalization, no meaningful financial information regarding Purchaser or Holding is available.

    Parent is a corporation organized and existing under the laws of the State of North Carolina. Its principal offices are located at 2110 Executive Drive, Salisbury, North Carolina 28145. Parent is in the business of operating retail food supermarkets principally in the southeastern United States. Etablissements Delhaize Freres et Cie "Le Lion" S.A., a corporation organized under the laws of Belgium (defined as "Delhaize") holds 24.1% of Parent's outstanding Class A nonvoting common stock, par value $.50 per share, and 24.1% of Parent's Class B common stock, par value $.50 per share. Delhaize's wholly-owned subsidiary, Delhaize The Lion America, Inc., a Delaware corporation ("Detla"), owns 15% of Parent's Class A nonvoting common stock and 26.8% of Parent's Class B common stock. Parent's Class A common stock and Class B common stock trade on the NASDAQ Stock Market under the symbols FDLNA and FDLNB, respectively. Price quotations are reported in the NASDAQ National Market System. Delhaize's principal executive offices are located at rue Osseghem, 53, 1080 Brussels, Belgium. Detla's principal executive offices are located at Suite 2160, Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326.

    The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser, Holding, Parent and Delhaize and certain other information are set forth on Schedule I hereto. Except as described in this Offer to Purchase, during the last five years, none of Purchaser, Holding, Parent, Delhaize or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.

    CERTAIN FINANCIAL STATEMENTS. Set forth below are certain selected consolidated financial data relating to Parent and its subsidiaries for Parent's last three fiscal years, which have been excerpted or derived from the audited financial statements contained in Parent's Annual Report on Form 10-K for the fiscal year ended December 30, 1995 and from the unaudited financial statements contained in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended September 7, 1996, in each case filed by Parent with the Commission. More comprehensive financial information is included in such report and other documents filed by Parent with the Commission, and the following financial data are qualified by reference to such reports and other documents, including the financial information and related notes contained therein. Such report and other documents may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to information about the Company in Section 7.

                                FOOD LION, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       FISCAL YEAR ENDED                    36 WEEKS ENDED
                                            ----------------------------------------  --------------------------
                                            DECEMBER 30,  DECEMBER 31,   JANUARY 1,   SEPTEMBER 7,  SEPTEMBER 9,
                                                1995          1994          1994          1996          1995
                                            ------------  ------------  ------------  ------------  ------------
Income Statement Data:
  Net Sales...............................   $8,210,884    $7,932,592   $  7,609,817   $6,233,257    $5,675,452
  Cost of Goods Sold......................   $6,516,637    $6,323,693   $  6,121,274   $4,915,927    $4,503,631
  Income before income taxes..............   $  283,061    $  252,698   $      6,352   $  228,614    $  192,969
  Net income..............................   $  172,361    $  152,898   $      3,852   $  139,455    $  117,400
  Common shares and common share
    equivalents used in the calculation of
    net income per common share...........      481,154       483,708        483,701      470,786       482,695
  Net income per common share from
    continuing operations.................   $   0.3582    $   0.3161   $     0.0080   $   0.2962    $   0.2432

                                                                      AT                          AT
                                                          --------------------------  --------------------------
                                                          DECEMBER 30,  DECEMBER 31,  SEPTEMBER 7,  SEPTEMBER 9,
                                                              1995          1994          1996          1995
                                                          ------------  ------------  ------------  ------------
Balance Sheet Data:
  Current assets........................................   $1,152,413    $1,128,686    $1,253,502    $1,191,994
  Total assets..........................................    2,645,265     2,481,941     2,821,723     2,585,068
  Current liabilities...................................      698,695       690,062       796,552       710,807
  Long term debt........................................      355,300       355,300       314,689       355,300
  Stockholders' equity..................................    1,102,510     1,027,353     1,160,481     1,084,455

    Except as described in the Merger Agreement, the Stockholders Agreement and this Offer to Purchase, (i) none of Purchaser, Holding, Parent, Delhaize nor, to the best knowledge of Purchaser, Holding and Parent, any of the persons listed on Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any securities of the Company and (ii) none of Purchaser, Holding, Parent, Delhaize nor, to the best knowledge of Purchaser, Holding and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the securities of the Company during the past 60 days.

    Except as described in this Offer to Purchase, none of Purchaser, Holding, Parent, Delhaize nor, to the best knowledge of Purchaser, Holding and Parent, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Purchaser, Holding, Parent, Delhaize nor, to the best knowledge of Purchaser, Holding and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of Purchaser, Holding, Parent, Delhaize or any of their respective subsidiaries or, to the best knowledge of Purchaser, Holding and Parent, any of the persons listed on Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    9. FINANCING OF THE OFFER AND THE MERGER. The Offer is not conditioned upon any financial arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger, including the refinancing of $221 million of the Company's existing debt related to the Offer and the Merger is estimated to be approximately $341 million. Purchaser will obtain all of such funds from Parent in the form of capital contributions and/or loans. Parent will provide such funds from a revolving credit facility to be arranged by Chase Securities.

    Chase Securities has agreed, pursuant to a commitment letter dated October 29, 1996 among Chase Securities, The Chase Manhattan Bank ("CMB") and Parent (the "Chase Commitment Letter"), subject to the satisfaction of certain conditions customary for financings of this type, to arrange and syndicate a five-year revolving credit facility ("Long-term Facility") for Parent in the amount of $350 million (the loans thereunder are referred to herein as the "Long-term Loans") and a 364-day revolving credit facility (the "364-day Facility" and together with the Long-term Facility, the "Facilities") in the amount of $350 million (the loans thereunder are referred to herein as the "364-day Loans"). The Chase Manhattan Bank has agreed to be the Administrative Agent and a member of the syndicate. The Facilities will be unsecured.

    Parent may elect that the loans under the Facilities bear interest at an annual rate equal to the ABR (as defined below) plus the Applicable Margin ("ABR Loans") or the Eurodollar Rate (as defined below) plus the Applicable Margin ("Eurodollar Loans"). In addition, a facility fee of 8 to 25 basis points per annum is payable on commitments under the Long-term Facility and 7 to 8 basis points per annum under the 364-day Facility.

    "ABR" means the highest of (i) the rate of interest publicly announced by CMB as its prime rate in effect at its principal office in New York City (the "Prime Rate"), (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and (iii) the federal funds effective rate from time to time PLUS 0.5%.

    "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Parent) are offered to CMB in the interbank eurodollar market.

    "Applicable Margin" means (a) 0%, in the case of ABR Loans and (b) (i) in the case of Eurodollar Loans that are Long-term Loans, from 14.5 to 50 basis points and (ii) in the case of Eurodollar Loans that are 364-day Loans, from
15.5 basis points to 17 basis points.

    The foregoing margins applicable to loans under the Facilities are to be increased by 5 basis points per annum for any period during which the aggregate outstanding amount of the loans under the Facilities and certain competitively bid loans is greater than 50% of the original maximum amount of the loans under the Facilities.

    The foregoing is a summary of the Chase Commitment Letter and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

    It is anticipated that the borrowings described above will be repaid from funds generated internally by Parent (including, after the Merger, if consummated, funds generated by the Company) and from other sources. No final decisions have been made concerning the repayment of such borrowings and decisions will be made based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE STOCKHOLDERS AGREEMENT; THE MERGER AGREEMENT.

    On February 22, 1994, Parent was contacted by Morgan Stanley, as representative of the Company, regarding the possibility of Parent making a strategic investment in or acquiring the Company.

    On March 22, 1994, members of management of the two companies met at the Company's headquarters in Tampa, Florida, and the Company made a presentation to the members of management of Parent. No acquisition proposal was made at or in response to this meeting.

    On May 13, 1996, members of senior management of Parent met with the Chief Executive Officer of the Company as well as representatives of Chase Securities, acting as Parent's financial advisor. At this meeting, in Charlotte, North Carolina, the parties conducted preliminary discussions of a potential acquisition of the Company by Parent.

    On May 17, 1996, the Chief Administrative Officer of Parent and the Chief Executive Officer of the Company held a follow-up meeting in New York. This meeting was attended by both companies' outside legal counsel and by representatives of Chase Securities and PaineWebber. At this meeting, the parties continued to discuss the possibility of an acquisition of the Company by Parent and set forth a timetable for conducting due diligence with respect to a possible business combination. No acquisition proposal was made at this meeting. Representatives of the two companies and their financial advisors continued to be in communication.

    On May 20, 1996, Parent and the Company entered into a confidentiality agreement (the "May 20 Confidentiality Agreement") pursuant to which Parent agreed to keep confidential all confidential information the Company makes available to Parent and its affiliates and representatives in connection with the Offer and the Merger. Parent also agreed, for a period of eighteen months, not to solicit to employ any officer or management employee of the Company above the store level, so long as such persons are employed by the Company. For a period of two years after the date of the agreement, Parent also agreed not to, directly or indirectly, seek to acquire the Company, or any of its assets, businesses or securities unless specifically requested by the Company. The Company granted Parent, in the May 20 Confidentiality Agreement, a 45-day exclusivity period during which the Company agreed to refrain from engaging in certain actions to solicit or encourage any business combination transaction with any person other than Parent. The foregoing is a summary of the May 20 Confidentiality Agreement and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

    On May 21, 1996, Parent and the Company entered into a confidentiality agreement (the "May 21 Confidentiality Agreement") pursuant to which the Company agreed to keep confidential all confidential information Parent makes available to the Company in connection with the Offer and the Merger. The Company also agreed, for a period of eighteen months, not to solicit to employ any officer or management employee of Parent above the store level, so long as such persons are employed by Parent. The foregoing is a summary of the May 21 Confidentiality Agreement and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

    On May 22, 1996, members of senior management of Parent and the Company met again in Salisbury, North Carolina. At this meeting, the parties engaged in general discussions of how the companies would operate after the acquisition, if an acquisition took place.

    On May 29, 1996, Tom E. Smith, President and Chief Executive Officer of Parent met with Ronald E. Johnson, President and Chief Executive Officer of the Company, in Salisbury, North Carolina. They discussed generally the operations of the Company, its performance and future plans.

    On June 12, 1996, Parent's board of directors held a meeting by telephone conference call in which executives of the Company and the board of directors discussed a potential merger between the Company and Parent. The board of directors determined that Parent should continue to conduct its due diligence investigation and to evaluate the operations and performance of the Company.

    During June and July of 1996, Parent conducted a legal and financial due diligence investigation of the Company's business. During this time, management of Parent and the Company, as well as Chase Securities and PaineWebber, engaged in continued discussions about the projected structure and operations of the combined entity. Representatives of Parent engaged in negotiations relating to a stockholders agreement with certain principal Stockholders of the Company pursuant to which such Stockholders would agree to vote in favor of a merger of the Company with Parent and would grant the Company an option to purchase such Stockholders' Company Common Stock. Representatives of Parent also engaged in negotiations relating to a merger agreement with representatives of the Company.

    In August 1996, Parent and the Company determined not to proceed with their negotiations, and on August 9, the Company issued a press release to that effect. Parent and the Company terminated their discussions in August 1996 without executing a stockholders agreement or a merger agreement.

    During September and early October, the financial advisors and certain representatives of the Company and Parent held informal discussions and exchanged additional information. No formal proposals were made during that period. On October 24, 1996, Chase Securities, acting on behalf of Parent, contacted PaineWebber to formally renew the negotiations for Parent to acquire the Company. On October 24, 1996, the Board of Directors of Parent held a meeting by conference telephone call and authorized the making of an offer to purchase the Shares and to enter into the Merger Agreement. Subsequently, the Selling Stockholders, the Company and Parent agreed that the Common Shares would be purchased for $26.00 per share. On October 31, 1996, Parent, Purchaser, the Company and the Selling Stockholders executed the Stockholders Agreement, and Parent, Purchaser and the Company executed the Merger Agreement.

                           THE STOCKHOLDERS AGREEMENT

    As an inducement and a condition to entering into the Merger Agreement, Parent required that the Selling Stockholders agree, and each Selling Stockholder agreed, to enter into the Stockholders Agreement. Each of the following is a "Selling Stockholder": BankAmerica Capital Corporation, Citicorp North America, Inc., Landmark Equity Partners III, L.P., Landmark Equity Partners IV, L.P., The Prudential Insurance Company of America, Prudential Property & Casualty Company, The Prudential Insurance Company of Arizona, PaineWebber Capital Inc., UBS Capital LLC, High Yield Portfolio, IDS Bond Fund, Inc., IDS Life Advantage Fund, Pruco Life Insurance Company, Wells, Fargo & Company. All of such persons are referred to collectively herein as the "Selling Stockholders."

    The following is a summary of the material terms of the Stockholders Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed on November 4, 1996 with the Commission as an exhibit to Parent's Current Report on Form 8-K. The Stockholders Agreement may be examined, and copies thereof may be obtained, as set forth in Section 7 above.

    TENDER OF SHARES. Each Selling Stockholder has agreed to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer (provided that the Offer is not amended in a manner adverse to the Selling Stockholder), not later than the tenth business day after commencement of the Offer, the Shares owned on the date of the Stockholders Agreement and any Shares acquired thereafter and prior to the termination of the Stockholders Agreement. The Selling Stockholders are entitled to receive the highest price paid by Purchaser pursuant to the Offer.

    STOCK OPTION. The Selling Stockholders have granted to Parent an irrevocable option to purchase all (but not less than all) of the Shares held by such Stockholders (the "Option Shares") at a purchase price per share equal to $26.00, or such higher price as is paid by Purchaser for Shares in the

Offer, the Merger, or otherwise, other than in connection with the exercise of appraisal rights or other resolution of dispute (the "Option Price"). The options to purchase the Option Shares shall become exercisable, in whole but not in part as to all the outstanding Stock Options, when all waiting periods under the HSR Act required for the purchase of the Option Shares upon such exercise shall have expired or been waived, unless there shall then be in effect any preliminary or final injunction or other order issued by any court or governmental administrative or regulatory agency or authority prohibiting the exercise of the Stock Options and shall remain exercisable until the termination of the Stockholders Agreement.

    VOTING. Each Selling Stockholder has agreed that during the period commencing on the date of the Stockholders Agreement and continuing until the first to occur of the effective time of the Merger as set forth in the Merger Agreement (the "Effective Time") or termination of the Stockholders Agreement, at any meeting of the Stockholders or in connection with any written consent of the Stockholders, each Selling Stockholder will vote (or cause to be voted) the Shares held by such Selling Stockholder solely in its capacity as Stockholder,
(i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement and any actions required in furtherance thereof; (ii) against any action, any failure to act or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Stockholders Agreement (after giving effect to any materiality or similar qualifications contained therein); and
(iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Stockholders Agreement or the Merger Agreement. Each Selling Stockholder has further agreed not to enter into any agreement or understanding with any person or entity the effect of which would be to violate the provisions and agreements described above.

    REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS. In the Stockholders Agreement, each Selling Stockholder has made certain representations, warranties and covenants, including with respect to (i) ownership of the Shares held by such Stockholder, (ii) authority to enter into and perform its obligations under the Stockholders Agreement, (iii) the absence of liens and encumbrances on and in respect of the Shares held by such Stockholder, (iv) restrictions on the transfer of the Shares held by such Stockholder, and (v) the waiver of its appraisal rights. Each Selling Stockholder has agreed that, until the earlier of the Effective Time and termination of the Stockholders Agreement in accordance with its terms, it will not, in its capacity as such, directly or indirectly solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes an Alternative Proposal (as defined in the Stockholders Agreement). The Stockholders Agreement does not prevent any of the Selling Stockholders' designees on the Company's Board of Directors from taking any actions, subject to the applicable provisions of the Merger Agreement, while acting in the capacity of a director of the Company, provided that such action does not affect such Stockholder's obligations under the Stockholders Agreement.

    PROXY. Each Selling Stockholder, concurrently with the execution of the Stockholders Agreement, executed and delivered to Purchaser an irrevocable proxy to exercise all voting and other rights with respect to the Shares held by such Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the Stockholders Agreement and all other actions contemplated by the Merger Agreement or the Stockholders Agreement; (ii) against any action, any failure to act, or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Stockholders Agreement; and (iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger or the transactions contemplated by the Stockholders Agreement or the Merger Agreement.

    TERMINATION. The Stockholders Agreement may be terminated and the transactions contemplated thereby may be abandoned, by any Selling Stockholder at any time prior to the exercise of the option to purchase such Selling Stockholder's Option Shares (i) at any time after the Merger Agreement is terminated in accordance with its terms by the Company due to the material breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser set forth in the Merger Agreement or (ii) at any time after the earlier of (A) 5:00 p.m. Eastern Time on the date which is five business days after the date of termination of the Merger Agreement for any reason not specified in (i) above and (B) 5:00 p.m. Eastern Time on March 7, 1997.

                             THE MERGER AGREEMENT.

    The following is a summary of the Merger Agreement. The summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed on November 4, 1996 with the Commission as an exhibit to Parent's Current Report on Form 8-K. The Merger Agreement may be examined and copies thereof may be obtained, as set forth in Section 7 hereof.

    THE OFFER. At any time after November 7, 1996 and prior to December 2, 1996, the Company has the right to require that Purchaser commence the Offer no later than five (5) business days after the date of the Company's exercise of its right to require that the Offer be commenced (the "Tender Option"). (The Company exercised the Tender Option on November 8, 1996.)

    The obligation of Purchaser to accept for payment or pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof (which are referred to herein as the "Conditions"). The Purchaser has reserved the right to modify any of the terms and conditions of the Offer, except that neither Parent nor Purchaser will decrease the consideration, or change the form of consideration, payable in the Offer, decrease the number of Shares sought pursuant to the Offer, change the conditions to the Offer, impose additional conditions to the Offer, change the Expiration Date, or amend any term of the Offer in any manner adverse to holders of the Shares. However, the Offer may be extended (i) for any period to the extent required by law or by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (ii) for one or more periods of not more than five
(5) business days each, but in no event for more than a total of twenty (20) business days if, following the satisfaction or waiver of each of the Conditions, shares constituting less than 90% of the Shares have been validly tendered and not properly withdrawn pursuant to the Offer; PROVIDED, that, the closing of the Offer shall occur on or before

December 24, 1996 if all of the Conditions have been satisfied or waived prior to such date. In the event Purchaser is unable to consummate the Offer on or prior to the expiration date of the Offer due to the failure of any Condition, Parent shall cause Purchaser to, and Purchaser shall, extend the Offer until the earlier of (A) February 28, 1997 and (B) such time as such condition is satisfied or waived; PROVIDED, that Purchaser may, but is not obligated to, extend the Offer if either (x) the Company is in breach in any material respect of its covenants, agreements, representations or warranties contained in the Merger Agreement (without reference to any materiality qualifications contained therein), or (y) there is a reasonable likelihood that one or more of the Conditions cannot be satisfied on or before February 28, 1997.

    BOARD RECOMMENDATION. The Board of Directors of the Company (at a meeting duly called and held) has, based upon, among other things, a fairness opinion of PaineWebber, its financial advisor, that the proposed consideration to be paid in the Offer and the Merger is fair from a financial point of view to the holders of Shares, (i) determined that the Offer and the Merger are fair to, and in the best interests of, the Stockholders, (ii) taken all actions to approve the Offer, the Merger and the Stockholders Agreement for purposes of Section 203 of the DGCL, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement by the Stockholders. (The recommendation of the Board of Directors of the Company is set forth in the
Schedule 14D-9 of the Company included herewith.)

    BOARD REPRESENTATION. The Merger Agreement provides that promptly upon the payment by Purchaser for shares of Common Stock acquired pursuant to the Offer or the Stockholders Agreement, Parent will be entitled to designate such number of directors, rounded up to the next whole number, equal to the product of the number of directors on the Board of Directors of the Company and the percentage that such number of Shares so purchased bears to the number of Shares outstanding, and the Company shall, upon request by Parent, promptly increase the size of the Board of Directors of the Company or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors of the Company and shall cause Parent's designees to be so elected. The Company shall take all actions necessary to effect any such election, including mailing to its Stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

    Following the election of designees of Parent and prior to the effective time of the Merger as set forth in Section 2.03 of the Merger Agreement (the "Effective Time"), any amendment of the Merger Agreement or the certificate of incorporation or bylaws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Parent nor are employees of the Company or any of its subsidiaries (the "Independent Directors"). If the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to the exercise of their duties in connection with the Merger Agreement, subject to approval by the Company of the terms of such retention, which approval shall not be unreasonably withheld. In addition, the Independent Directors shall have the authority to institute any action, on behalf of the Company, to enforce performance of the Merger Agreement.

    THE MERGER. The Merger Agreement provides that upon the terms and subject to the provisions thereof, and in accordance with the relevant provisions of the DGCL, Purchaser shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its existence under the laws of Delaware, and the separate corporate existence of Purchaser shall cease. The Merger Agreement further provides that (i) the certificate of incorporation of the Surviving Corporation after the Effective Time shall be as set forth in Exhibit B to the Merger Agreement, and the bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended, (ii) the directors of Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation, and
(iii) the officers of Purchaser immediately prior to the Effective Time shall become the officers of the Surviving Corporation.

    CONSIDERATION TO BE PAID IN THE MERGER. The Merger Agreement provides that at the Effective Time, each Share outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser or any affiliate of Purchaser or held in the treasury of the Company or by any subsidiary of the Company, all of which shall be cancelled and no payment shall be made with respect thereto, and other than Dissenting Shares (as defined below under "Dissenters' Rights")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a right to receive in cash an amount per Share equal to the highest price that may be paid pursuant to the Offer, payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such Share. Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one share of common stock of the Surviving Corporation.

    COMPANY OPTIONS. All outstanding options pursuant to the Company's stock option plans (the "Stock Option Plans") shall, upon consummation of the Merger, be cancelled, and the holders thereof shall be entitled to receive in the Merger an amount (subject to any applicable withholding tax) in cash equal to the difference between the Offer Price and the per share exercise price of such option, to the extent such difference is a positive number. The Merger Agreement provides that the Company will take reasonable actions to effect the provisions of the Merger Agreement related to the options, including obtaining the written acknowledgement of each holder of options that the payment of such amount will fully discharge the Company's obligations with respect thereto. Subsequent to the Effective Time, options will no longer be issued or outstanding under the Stock Option Plans. (Such acknowledgements have been obtained.)

    STOCKHOLDERS' MEETING. In the Merger Agreement, the Company has agreed, if required by Parent, through its Board of Directors, to duly call, give notice of, convene and hold a meeting of its stockholders, or solicit consents from a sufficient number of Stockholders, as soon as practicable following the expiration of the Offer, for the purpose of adopting the Merger Agreement. In connection with any vote to approve the Merger Agreement, all Shares acquired by Parent, Purchaser or any other affiliate of Purchaser, pursuant to the Offer, the Stockholders Agreement or otherwise will be voted in favor of the Merger. The Board of Directors of the Company will recommend that Stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement.

    DISSENTERS' RIGHTS. Holders of Shares will not have appraisal rights as a result of the Offer. If the Merger is consummated, however, persons who hold Shares at such time will have the right to appraisal of their Shares in accordance with Section 262 of the DGCL ("Dissenters' Rights"). See Section 11.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains representations and warranties by the Company relating to, among other things,
(i) the organization of the Company and its subsidiaries and other corporate matters, (ii) the capital structure of the Company, (iii) the authorization, execution, delivery and consummation of the transactions contemplated by the Merger Agreement, (iv) the absence of certain changes and events, (v) documents filed by the Company with the Commission and the accuracy of the information contained therein, (vi) the accuracy of the information contained in documents filed with the Commission in connection with the Offer and the Merger, (vii) consents and approvals, (viii) the non-existence of undisclosed brokerage fees and commissions, (ix) the existence of employment agreements, (x) litigation, (xi) the absence of undisclosed liabilities, (xii) compliance with laws and agreements, (xiii) environmental matters, (xiv) tax matters, (xv) labor matters and (xvi) matters relating to the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder. In the Merger Agreement, Parent and Purchaser have made certain representations and warranties to the Company relating to, among other things, (a) the comparable matters with respect to Parent and Purchaser set forth in clauses (i), (iii), (vii), (viii) and (x) above, and (b) the sufficiency of funds to be available to purchase Shares pursuant to the Offer and to pay all fees and expenses of Parent and Purchaser related to the transactions contemplated by the Merger Agreement. The representations and warranties contained in the Merger Agreement are qualified in certain respects by materiality standards.

    AGREEMENTS WITH RESPECT TO THE CONDUCT OF BUSINESS PENDING THE MERGER. The Merger Agreement provides that, except as specifically contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the time when designees of Parent control the Board of Directors of the Company, the Company will, and will cause each of its subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice, and use their best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. In addition, subject to certain exceptions, during such period, the Company will not, and will not permit any of its subsidiaries to (i) make or propose any change or amendment to their respective certificates of incorporation or bylaws; (ii) split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (iii) authorize the issuance of, or issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, (iv) sell, pledge, dispose of, license or encumber any material assets, or any interests therein, other than in the ordinary course of business and consistent with past practice, (v) redeem, purchase, or acquire any shares of its capital stock, (vi) make any changes in the kinds of business in which the Company is engaged, (vii) assume or incur any indebtedness for borrowed money or issue or sell debt securities, voluntarily prepay any debt obligations, (viii) adopt, enter into or amend any bonus, profit sharing, severance, termination, stock option, pension, retirement, deferred compensation, health care, change in control agreement, restricted stock, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee, director, officer or retiree, (ix) enter into any contract out of the ordinary course of business if such contract or a series of related contracts calls for payments in excess of $500,000, (x) make any capital expenditures out of the ordinary course of business, (xi) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting inventory, credit, allowance or tax procedure, or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, or make any material tax election or settle or compromise any material income tax liability with any governmental authority, (xii) acquire all or any substantial part of the business and properties or capital stock of any person, whether by merger, purchase of assets, tender offer or otherwise, or (xiii) agree in writing, or otherwise, to take any of the foregoing actions or any other action which would make any representation or warranty contained in the Merger Agreement untrue or incorrect in any material respect. In addition, the Company shall and shall cause each of its subsidiaries to (i) confer on a regular and frequent basis with one or more representatives of Parent to discuss operational matters of materiality and the general status of ongoing operations and (ii) promptly notify Parent of any significant changes in the business, financial condition or results of operations of the Company or its subsidiaries taken as a whole. In addition, the Company has agreed to use its reasonable best efforts to

(a) exempt the Company, the Offer, the Stockholders Agreement and the Merger from the requirements of any state takeover law by action of the Company's Board of Directors or otherwise and (b) assist in any challenge by the Purchaser to the validity or applicability to the Offer or the Merger of any state takeover law.

    NO SOLICITATION. The Merger Agreement provides that the Company shall not, shall not permit any of its subsidiaries and shall use its best efforts to cause their respective officers, directors, employees, representatives, agents or affiliates not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any non-public information to, or afford any access to the properties, books or records of the Company or any of its subsidiaries, or otherwise assist or facilitate any corporation, partnership, person or other entity or group concerning any acquisition transaction and will notify Parent immediately if any inquiries, proposals or offers are received concerning an acquisition transaction; PROVIDED, HOWEVER, that prior to the acquisition of Shares pursuant to the Offer or the Stockholders Agreement, the Board of Directors of the Company is not prohibited by the terms of the Merger Agreement from complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal (as defined in the Merger Agreement).

    CONDITIONS TO THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions: (a) the Merger Agreement shall have been adopted by the requisite vote of the Stockholders in accordance with applicable law, if such vote is required by applicable law; (b) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or governmental authority which is in effect and has the effect of making the acquisition of Shares pursuant to the Merger illegal or otherwise prohibiting the consummation of the Merger; and (c) the waiting period, if any, applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    The obligations of Parent and Purchaser to effect the Merger are also subject to each of the following conditions: (i) the Merger Agreement shall have been adopted by the requisite vote of the Stockholders under the DGCL, unless such approval is not required under the DGCL; (ii) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iii) all governmental and regulatory and other consents and approvals shall have been obtained; (iv) there shall not have been any law or order enacted or issued which (A) prohibits, or imposes any material limitations on Parent's or Purchaser's ownership or operation of the Company's businesses or assets, (B) prohibits, restrains or makes illegal the Merger, (C) imposes material limitations on the ability of Parent or Purchaser to acquire, hold or to exercise the full rights of ownership of the Shares, (D) imposes limitations on the ability of Parent or Purchaser to effectively control the businesses or assets of the Company, or (E) has the effect of making illegal or otherwise restricting or prohibiting consummation of the Merger or other transactions contemplated by the Merger Agreement; (v) there shall be no action or proceeding before any governmental or regulatory authority which seeks to have any effect set forth in item (iv) immediately above; (vi) there shall be no extraordinary, adverse market conditions (as described in the Merger Agreement); (vii) the representations and warranties of the Company that are subject to, or qualified by, "material adverse effect," "material adverse change" or other materiality qualification shall be true and correct, and the representations and warranties made by the Company that are not so qualified shall be true and correct in any respect which could reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, or the Parent and its subsidiaries, taken as a whole, in each case when made and on, and as of the Closing Date (as defined in the Merger Agreement); and (viii) the Company shall have performed its obligations, in all material respects, under the Merger Agreement.

    The obligation of the Company to effect the Merger is also subject to each of the following conditions: (i) the Merger Agreement shall have been adopted by the requisite vote of the Stockholders under the DGCL, unless such approval is not required under the DGCL; (ii) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iii) there shall not have been any law or order enacted or issued which prohibits, restrains or makes illegal the Merger and (iv) there shall be no action or proceeding by any governmental or regulatory authority seeking to have any effect set forth in item (iii) immediately above.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Company and, from and after the Effective Time, the Surviving Corporation (each, an "Indemnifying Party"), shall indemnify, defend and hold harmless each person who is, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses (including attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director or officer of the Company or any of its subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, the Merger Agreement or the transactions contemplated thereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; PROVIDED that no Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) the Indemnifying Parties will pay expenses in advance of the final disposition of any such claim, action suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; PROVIDED that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Indemnified Parties; (y) the Indemnifying Parties shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (z) the Indemnifying Parties shall use all commercially reasonable efforts to assist in the vigorous defense of any such matter.

    Except to the extent required by law, Parent will not take any action so as to amend, modify or repeal the provisions for indemnification of directors or officers contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation or its subsidiaries (which as of the Effective Time shall be no more favorable to such individuals than those maintained by the Company and its subsidiaries on the date of the Merger Agreement) in such a manner as would adversely affect the rights of any individual who shall have served as a director or officer of the Company or any of its subsidiaries prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

    Parent and the Surviving Corporation shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim asserted prior to such date has not been fully adjudicated by a court of competent jurisdiction, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries as of the date of the Merger Agreement (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage in an amount per annum in excess of two hundred percent (200%) of the aggregate premiums payable by the Company and its subsidiaries in 1996 (on an annualized basis) for such purpose.

    TERMINATION. The Merger Agreement may be terminated, and the transactions contemplated thereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company obtains Stockholder approval therefor: (i) by mutual written agreement of the parties thereto duly authorized by action taken by or on behalf of their respective Boards of Directors; (ii) by either the Company or Parent upon notification to the non-terminating party by the terminating party: (A) any time after February 28, 1997, if neither the Merger, the Offer nor the purchase of Company Common Stock pursuant to the Stockholders Agreement has been consummated and the failure to consummate any of the foregoing is not caused by a breach of the Merger Agreement by the terminating party; (B) if the Offer is commenced and shall have terminated or expired in accordance with its terms without Purchaser having accepted for payment and paid for any shares of Company Common Stock pursuant to the Offer; PROVIDED, HOWEVER, that Parent may not terminate the Merger Agreement if Purchaser's termination of, or failure to accept for payment or pay for any Shares tendered pursuant to, the Offer does not follow the occurrence, or failure to occur, as the case may be, of any condition to the Offer set forth on Annex A to the Merger Agreement or if Parent or Purchaser is otherwise in breach of the terms of the Offer or the Merger Agreement; or (C) if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable; or (iii) by the Company if (I) there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser set forth in the Merger Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by Parent of notice of such breach from the Company; or (II) if the Offer has not been timely commenced in accordance with the Merger Agreement upon the Company's exercise of the Tender Option; or (iv) by Parent, prior to the purchase of Shares pursuant to the Offer, if (x) there has been a breach of any of the representations or warranties made by the Company in the Merger Agreement that are subject to, or qualified by, any "material adverse effect," "material adverse change" or other materiality qualification, or there has been a breach of any of the representations or warranties made by the Company in the Merger Agreement that are not so qualified in any respect which could reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, or Parent and its subsidiaries, taken as a whole, or (y) there has been a material breach of any covenant or agreement (without reference to any materiality qualification contained therein) on the part of the Company set forth in the Merger Agreement, which breach, in either instance, is not curable or, if curable, has not been cured within thirty (30) days following receipt by the Company of notice of such breach from Parent.

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    Under the DGCL, approval by the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, the Offer and the Stockholders Agreement, except as set forth in the next succeeding paragraph in the event the Merger qualifies as a merger of a parent and a subsidiary for the purposes of Section 253 of the DGCL. On October 29, 1996, the Board of Directors of the Company approved and adopted the Merger Agreement and the transactions contemplated thereby, by a unanimous vote of the directors present at a meeting held on that date, and the only remaining required corporate action of the Company to approve the Merger Agreement is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other Stockholder.

    Assuming tender of Shares in the Offer by each Selling Stockholder in accordance with the terms of the Stockholders Agreement, consummation of the Offer will provide the Purchaser with at least 67% of the Shares. In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting, or solicit requisite consents, of the Stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by the DGCL. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby. In the event Purchaser acquires at least 90% of the Shares upon consummation of the Offer, Purchaser may effect the Merger under Section 253 of the DGCL without a vote of stockholders of the Company.

    If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, Stockholders will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting Stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more, or less than the purchase price per Share in the Offer.

    If a Stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his right of appraisal under applicable law, the Shares of that Stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A Stockholder may withdraw his demand for appraisal by delivering to Purchaser a written withdrawal of such demand for appraisal and acceptance of the Merger.

    Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of those rights.

    In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER and RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e-3 will not be applicable to the Merger or any such other business combination if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the value of the consideration paid per Share in the Merger or other business combination (measured at the time of consummation of the Merger) is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses.

    Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or any other material changes in the Company's corporate structure or business.

    12. DIVIDENDS AND DISTRIBUTIONS. If, on or after the date of the Merger Agreement, the Company should (a) split, combine or otherwise change the Shares of its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares (other than the issuance of Shares under option prior to the date of the Merger Agreement, in accordance with the terms of such options as then publicly disclosed), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Sections 1 and 14, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraph, and nothing in this Offer to Purchase shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination of the Merger Agreement.

    13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which reduction could adversely affect the liquidity and market value of the remaining Shares, if any, held by Stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

    On March 2, 1995, the Common Stock was listed for trading on the NASDAQ Small Cap Market. On March 4, 1996, the Common Stock began trading on the NASDAQ National Market which constitutes the principal trading market for the Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers (the "NASD") for continued listing on the NASDAQ National Market. The NASDAQ National Market's published guidelines require that (1) an issuer have at least 200,000 publicly held shares, (2) the market value of publicly traded shares be at least $1,000,000, (3) an issuer have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years, (4) shares be held by at least 400 shareholders or 300 shareholders of round lots, and (5) the minimum bid price per share be $1 or, in the alternative, market value of public float be $3,000,000, and an issuer have net tangible assets of $4,000,000. If these standards are not met, the Shares might nevertheless continue to be included in the NASDAQ Stock Market (the "NASDAQ Stock Market") with quotations published in the NASDAQ "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000, or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for NASDAQ Stock Market reporting, and the NASDAQ Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to information provided by the Company, as of October 31, 1996 there were approximately 22 holders of record of Shares and 4,674,314 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements for continued inclusion in the NASDAQ National Market or in any other tier of the NASDAQ Stock Market and the Shares are no longer included in the NASDAQ Stock Market and the Shares are no longer included in the NASDAQ National Market or in any other tier of the NASDAQ Stock Market, as the case may be, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements for continued inclusion in any tier of the NASDAQ Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the aggregate market value of the publicly held Shares at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if, among other things, the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. The termination of the registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to

Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NASDAQ reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may (subject to any such rule or regulation) delay the acceptance for payment of or payment for any tendered Shares, and may (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for, if

    (i) the condition that Shares representing at least a majority of the number of Shares outstanding on a fully diluted basis shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer shall not have been satisfied (referred to herein as the "Minimum Condition"),

    (ii) (x) any applicable waiting period under the HSR Act shall not have expired or terminated, prior to the expiration of the Offer, or (y) all permits, consents, approvals, waivers and actions of, filings with and notices to any governmental or regulatory authority or any other public or private third parties required of Parent, the Company or any of their respective subsidiaries to consummate the transactions contemplated by the Merger Agreement shall not have been obtained or taken prior to the expiration of the Offer (other than those the failure of which to be obtained or taken could not be reasonably expected to have a material adverse effect on Parent and its subsidiaries or the Company and its subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated by the Merger Agreement) and no such permit, consent, approval or waiver received or action taken shall be subject to any condition which could reasonably be expected prior to or following the consummation of the Offer to have a material adverse effect on either Parent and its subsidiaries taken as a whole, or on the Company and its Subsidiary taken as a whole, or otherwise result in a material diminution of the benefits of the Merger to Parent, or

    (iii) at any time on or after the date of the Merger Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall have occurred and remain in effect other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement:

        (a) there shall have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer, the Merger or the Stockholders Agreement by any court of competent jurisdiction or other competent governmental or regulatory authority which, directly or indirectly, (1) prohibits, or imposes any material limitations on, Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of any portion of their or the Company's businesses or assets which is material to the business of the Company and its subsidiaries taken as a whole, or material to the business or assets of Parent or its subsidiaries taken as a whole or compels Parent or Purchaser (or their respective subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to the business of the Company and its subsidiaries taken as a whole, or material to the business of Parent and its subsidiaries taken as a whole, (2) prohibits, restrains or makes illegal the acceptance for payment, payment for or purchase of Shares pursuant to the Offer or the Stockholders Agreement or the consummation of the Merger, (3) imposes material limitations on the ability of Purchaser or Parent (or any of their respective subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the Shares purchased pursuant to the Offer or the Stockholders Agreement including, without limitation, the right to vote such Shares on all matters properly presented to the Stockholders, (4) imposes limitations on the ability of Purchaser or Parent (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or any material portion of the business or assets of Parent and its subsidiaries taken as a whole, or (5) has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the other transactions contemplated by the Merger Agreement;

        (b) there shall be no instituted or pending action or proceeding before any governmental or regulatory authority (or any such action threatened by any governmental or regulatory authority) which (x) in the case of any such action or proceeding brought by any governmental or regulatory authority, seeks any order, decree or injunction having any effect set forth in (a) above or (y) in the case of any such action or proceeding brought by any other person, could reasonably be expected to result in any order, decree or injunction having any effect set forth in (a) above.

        (c) there shall have occurred and be continuing (1) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, (2) a decline of at least 35% in either the Dow Jones Average of Industrial Stock or the Standard & Poors Index after the date hereof, (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) (4) any limitation (whether or not mandatory) by any governmental or regulatory authority on the extension of credit by banks or other financial institutions; (5) a commencement of a war or armed hostilities or other national or international crisis directly or indirectly involving the United States having a significant adverse effect on the functionality of the financial markets in the United States or (6) in the case of any of the foregoing existing on the date of the Merger Agreement, in the good faith judgment of the Parent a material acceleration or worsening thereof;

        (d) the representations and warranties made by the Company in the Merger Agreement that are subject to, or qualified by, "material adverse effect," "material adverse change" or other materiality qualification shall not be true and correct or the representations and warranties made by the Company in the Merger Agreement that are not so qualified shall not be true and correct in any respect which could reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, or Parent and its subsidiaries taken as a whole, in each case as of the date of the consummation of the Offer as though made on and as of such date or, in the case of representations and warranties made as of a specific date earlier than the date of the consummation of the Offer, on and as of such earlier date;

        (e) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications contained therein), each agreement and covenant required by the Merger Agreement to be performed or complied with by it; or

        (f) the Merger Agreement shall have been terminated in accordance with its terms;

which (in the case of paragraph (a), (b), (c), (d) or (e) above) makes it inadvisable, as determined by Purchaser in good faith, to proceed with the Offer or with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition and, subject to the terms and conditions of the Merger Agreement, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Purchaser. Any good faith determination by Purchaser concerning any of the events described herein shall be final and binding. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon examination of publicly available information with respect to the Company but without any independent investigation thereof, neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that is reasonably expected to be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer, or the Merger or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer, or the Merger. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. While, except as otherwise expressly described in this Offer to Purchase, Purchaser does not at present intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's or Parent's business might not have to be disposed of if such approvals were not obtained or other actions were not taken or in order to obtain any such approval or other action. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this
Section 15. See Section 14.

    STATE TAKEOVER LAWS. A number of states have adopted laws and regulations that purport to apply to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders; provided that such laws were applicable only under certain conditions. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On October 29, 1996, prior to the execution of the Merger Agreement, the Board of Directors of the Company, by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement and the Stockholders Agreement, and determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See
Section 14.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See
Section 2.

    Pursuant to the HSR Act, Parent (acting on behalf of Delhaize, as provided under the HSR Act and the regulations thereunder) and Company each filed a Premerger Notification and Report Form (the "Premerger Notification") with the Antitrust Division and the FTC. Under the provisions of the HSR Act, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of the applicable waiting period. The waiting period is currently scheduled to expire at 11:59 p.m., New York City time, on December 1, 1996. Pursuant to the HSR Act, Parent has requested early termination of the waiting period, but there can be no assurance that early termination will be granted. Furthermore, if either the FTC or the Antitrust Division were to request additional information or documentary material from Parent and/or Company with respect to the Offer, the applicable waiting period would expire at 11:59 p.m., New York City time, on the twentieth calendar day after the date of substantial compliance by both Parent and Company with such request. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer will be extended and, in any event, the purchase of and payment for Shares will be deferred until twenty days after the request is substantially complied with and for such additional time that the Parent voluntarily agrees to grant the FTC and/or the Antitrust Division to review this matter. Any such extension of the Offer will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated and no legal action against Parent be pending under the antitrust laws. See
Section 2 and Section 14.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Merger Agreement, including purchases pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

    16. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Chase Securities is acting as financial advisor in connection with the acquisition of the Company and as Dealer Manager in connection with the Offer pursuant to an engagement letter between Parent and Chase Securities. In accordance with such engagement letter, Parent has agreed to pay Chase Securities a retainer fee of $100,000 and a fee of $300,000 upon the execution of the Merger Agreement, each of which are creditable against a fee equal to .69% of the aggregate consideration (as defined in such letter) involved in the acquisition of the Company which is payable to Chase Securities at the closing of the Offer. Parent has also agreed to reimburse Chase Securities for all reasonable out-of-pocket expenses incurred by Chase Securities including the reasonable fees and expenses of legal counsel, and to indemnify Chase Securities against certain liabilities and expenses in connection with its engagement, including certain liabilities under federal securities laws.

    Purchaser and Parent have retained Georgeson & Company Inc., as the Information Agent, and ChaseMellon Shareholder Services, L.L.C., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee Stockholders to forward materials relating to the Offer to beneficial owners.

    As compensation for acting as Information Agent in connection with the Offer, Georgeson & Company Inc., will be paid a fee of $10,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    17. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          KK Acquisition Corp.
                                          FLI Holding Corp.
                                          Food Lion, Inc.
                                          November 15, 1996

                                   SCHEDULE I
                      DIRECTORS AND EXECUTIVE OFFICERS OF
                    PARENT, PURCHASER, HOLDING AND DELHAIZE

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is 2110 Executive Drive, Salisbury, North Carolina 28145-1330. Unless otherwise indicated, each such person is a citizen of the United States of America and has held his or her present position as set forth below for the past five years.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                                  MATERIAL POSITIONS HELD DURING THE PAST
                    NAME, TITLE AND                                  FIVE YEARS AND BUSINESS ADDRESSES
                CURRENT BUSINESS ADDRESS                                    THEREOF/CITIZENSHIP
--------------------------------------------------------  --------------------------------------------------------

PIERRE-OLIVIER BECKERS                                    President and Chief Operating Officer of DETLA/Belgian
  Director
  rue Osseghem, 53
  1080 Brussels, Belgium

DR. JACQUELINE KELLY COLLAMORE                            Associate, Credit Suisse; Vice President and Chief of
  Director                                                Staff of Credit Suisse Asset Management, Inc.;
  5206 Norway Drive                                       Consultant, Arthur D. Little, (1991-1992); Independent
  Chevy Chase, Maryland 20815                             Business Consultant (1986-1991).

JEAN-CLAUDE COPPIETERS 't WALLANT                         Chief Financial Officer of Delhaize; Vice- President,
  Director                                                Treasurer and Assistant Secretary of DETLA/Belgian.
  rue Osseghem, 53
  1080 Brussels, Belgium

WILLIAM G. FERGUSON                                       Executive Vice President of Snow Aviation International,
  Director                                                Inc.
  Rickenbacker Airport
  7201 Paul Tibbers Street
  Columbus, Ohio 43217

DR. BERNARD W. FRANKLIN                                   President of St. Augustine's College, Raleigh, North
  Director                                                Carolina; President of Livingstone College and Hood
  Saint Augustine's College                               Theological Seminary, 701 West Monroe Street, Salisbury,
  1315 Oakwood Avenue                                     North Carolina 28144 (1989-1995).
  Raleigh, North Carolina 27610-2298

JOSEPH C. HALL, JR.                                       Senior Vice President of Operations and Chief Operating
  Director                                                Officer.

MARGARET H. KLUTTZ                                        Mayor of Salisbury, North Carolina, City Hall, 132 North
  Director                                                Main, Salisbury, North Carolina 28144.
  520 South Fulton Street
  Salisbury, North Carolina 28144

TOM E. SMITH                                              Chairman of the Board, President and Chief Executive
  Director                                                Officer.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                                  MATERIAL POSITIONS HELD DURING THE PAST
                    NAME, TITLE AND                                  FIVE YEARS AND BUSINESS ADDRESSES
                CURRENT BUSINESS ADDRESS                                    THEREOF/CITIZENSHIP
--------------------------------------------------------  --------------------------------------------------------
PHILIPPE STROOBANT                                        Director, Officer and Chairman of Management Committee
  Director                                                of Delhaize/Belgian.
  rue Osseghem, 53
  1080 Brussels, Belgium

GUI DE VAUCLEROY                                          Director and Chief Executive Officer of Delhaize;
  Director                                                Chairman of the Board, Chief Executive Officer and
  rue Osseghem, 53                                        Director of DETLA/Belgian.
  1080 Brussels, Belgium

R. WILLIAM MCCANLESS                                      Senior Vice President of Administration and Chief
                                                          Administrative Officer.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF HOLDING. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupation, position, offices or employments and business addresses thereof for the past five years of each director and executive officer of Holding. The current business address of each person is 2110 Executive Drive, Salisbury, North Carolina 28145-1330. Each such person is a citizen of the United States of America.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                                  MATERIAL POSITIONS HELD DURING THE PAST
                    NAME, TITLE AND                                  FIVE YEARS AND BUSINESS ADDRESSES
                CURRENT BUSINESS ADDRESS                                          THEREOF
--------------------------------------------------------  --------------------------------------------------------

TOM E. SMITH                                              Chairman of the Board, President and Chief Executive
  Director and President                                  Officer of Parent.

JOSEPH C. HALL, JR.                                       Senior Vice President of Operations and Chief Operating
  Director and Vice President                             Officer of Parent.

R. WILLIAM MCCANLESS                                      Senior Vice President of Administration and Chief
  Director, Vice President, Treasurer                     Administrative Officer of Parent.
  and Secretary

    3. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupation, position, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. The current business address of each person is 2110 Executive Drive, Salisbury, North Carolina 28145-1330. Each such person is a citizen of the United States of America.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                                  MATERIAL POSITIONS HELD DURING THE PAST
                    NAME, TITLE AND                                  FIVE YEARS AND BUSINESS ADDRESSES
                CURRENT BUSINESS ADDRESS                                          THEREOF
--------------------------------------------------------  --------------------------------------------------------

TOM E. SMITH                                              Chairman of the Board, President, and Chief Executive
  Director and President                                  Officer of Parent.

JOSEPH C. HALL, JR.                                       Director, Senior Vice President of Operations and Chief
  Director and Vice President                             Operating Officer of Parent.

R. WILLIAM MCCANLESS                                      Senior Vice President of Administration and Chief
  Director, Vice President, Treasurer                     Administrative Officer of Parent.
  and Secretary

    4. DIRECTORS AND EXECUTIVE OFFICERS OF DELHAIZE. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Delhaize. Unless otherwise indicated, the current business address of each person is rue Osseghem 53, 1080 Brussels, Belgium. Each such person is a citizen of Belgium. Unless otherwise indicated, each such person has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Delhaize.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                                MATERIAL POSITIONS HELD DURING THE PAST FIVE
                    NAME, TITLE AND                                     YEARS AND BUSINESS ADDRESSES
                CURRENT BUSINESS ADDRESS                                          THEREOF
--------------------------------------------------------  --------------------------------------------------------

Pierre-Olivier BECKERS                                    President and Chief Operating Officer of DETLA.
  Director

PHILIPPE STROOBANT                                        Chairman of Management Committee
  Director

GUI DE VAUCLEROY                                          Chief Executive Officer; Chairman of the Board, Chief
  Director                                                Executive Officer and Director of DETLA.

CHARLES de COOMAN d'HERLINCKHOVE                          Member of Management Committee
  Director

MARCEL DEGROOF                                            Partner, Bank Degroof
  Director
  rue de l'Industrie '44
  1000 Brussels, Belgium

FRANS VREYS                                               Director of Companies
  Director
  boulevard Emil Jacqumain, 112
  1000 Brussels, Belgium

JACQUES LE CLERCQ                                         Retired. President of DETLA through August 1994 and
  Director                                                Director of Parent through April, 1995.
  Atlanta Plaza--Suite 2160
  950 East Paces Ferry Road
  Atlanta, Georgia 30326

JACQUES BOEL                                              Executive Director, Usines G. Boel
  Director
  rue Ducale, 21
  1000 Brussels, Belgium

ROGER BOIN                                                Manager
  Director

RAYMOND-MAX BOON                                          Retired. Prior to retiring, Member of Management
  Director                                                Committee

CLAUDE ALLARD                                             Member of Management Committee

RENARD COGELS                                             Member of Management Committee

MICHAEL EECKHOUT                                          Member of Management Committee

ARTHUR GOETHOLS                                           Member of Management Committee

PAUL VAN DER VLIET                                        Member of Management Committee

JEAN-CLAUDE COPPIETERS 't WALLANT                         Chief Financial Officer

    Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                                 THE DEPOSITARY IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

          BY MAIL:                     BY FACSIMILE:              BY HAND OR OVERNIGHT:
  REORGANIZATION DEPARTMENT           (201) 329-8936            REORGANIZATION DEPARTMENT
       MIDTOWN STATION                                          120 BROADWAY, 13TH FLOOR
        P.O. BOX 798                                            NEW YORK, NEW YORK 10271
  NEW YORK, NEW YORK 10018

                                  FACSIMILE CONFIRMATION:
                                     (201) 296-4209 OR
                                      (201) 296-4381

    Questions and requests for assistance may be directed to the Information agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained form the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominees for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            GEORGESON & COMPANY INC.

                         Wall Street Plaza, 30th Floor
                            New York, New York 10005

              BROKERS AND BANKS PLEASE CALL COLLECT (212) 440-9800

                    ALL OTHERS CALL TOLL FREE 1-800-223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                             CHASE SECURITIES INC.
                                270 Park Avenue
                            New York, New York 10017
                           Telephone: (212) 270-0892